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 [WILLIAM
 MATTHEWS
C.P.A., S.C.
LETTERHEAD]



October 11, 1999



Roseland Oil and Gas, Inc.
1720 Northwest Highway
Suite 320
Garland, TX 75041


As Certified Public Accountants, we hereby consent to the reference in the Form 10-KSB of Roseland Oil and Gas, Inc., to our firm's name and to the Audited Restated Financial Statement date June 30, 1977, to be used in the reports for the period ending June 30, 1999. Roseland has our permission to use this report and references to William Matthews, CPA, SC in its annual report to the Securities and Exchange Commission in Roseland's Form 10-KSB filing and other S.E.C. matters. This report may also be used in any other consistent manner by Roseland.

Sincerely,

/s/ William Matthews

William Matthews